SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                   FORM 8-K

                                CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) September 14, 1999
                                                    -------------------
                      Commission File Number 1-5324
                                             ------


                           NORTHEAST UTILITIES
                          --------------------
         (Exact name of registrant as specified in its charter)


                MASSACHUSETTS                 04-2147929
                -------------                 ----------

     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


    174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS 01090-0010
    ------------------------------------------------------------------
           (Address of principal executive offices)        (Zip Code)


                             (413) 785-5871
                             --------------
          (Registrant's telephone number, including area code)


                             Not Applicable
                             --------------
      (Former name or former address, if changed since last report)

Item 5. Other Events

1. Dividend Reinstatement.
On September 14, 1999, the Northeast Utilities (NU) Board of Trustees approved the payment of the company's first common stock dividend since March 1997. NU will pay a dividend of 10 cents a share on December 30, 1999, to shareholders of record as of the close of business December 1, 1999. NU has approximately 131.5 million shares outstanding. NU is the parent of a number of companies comprising the NU system.

	Management decided to resume payment of a common dividend because of the financial turnaround NU has experienced since Millstone Station resumed the production of electricity in July 1998. The NU system's net cash flows from operations have nearly doubled, rising to $714 million over the 12 months ended June 30, 1999, from $377 million in 1997. Long-term debt levels have fallen to $3.15 billion as of June 30, 1999, from $3.65 billion at the end of 1997.

	The NU system's financial performance continued to improve this summer as a result of a strong economy and lower costs related to the Millstone recovery. Compared with the first eight months of 1998, the NU system's 1999 retail sales were up more than 5 percent through August, and 3 percent on a weather-adjusted basis. Another factor influencing the Board's decision to reinstate the dividend was that there is now considerably less uncertainty with respect to industry restructuring in the Northeast. Management estimates that the initial dividend level will be sustainable over the next several years and provide the company with considerable room to grow.

	For more information regarding this matter, see NU's quarterly reports on Form 10-Q for the quarters ending March 31, 1999 and June 30, 1999 and
NU's 1998 Annual Report on Form 10-K.

2.  Proposed Sale of the Millstone Units

On September 15, 1999, NU announced that the Millstone Station nuclear power plant assets of its subsidiaries The Connecticut Light and Power Company (CL&P) and Western Massachusetts Electric Company (WMECO) will be put up for public auction as soon as practical. NU also announced that none of its subsidiaries would be bidding in the auction.

CL&P is required under Connecticut restructuring legislation to divest its nuclear assets by January 1, 2004. WMECO is not required under the Massachusetts restructuring act to divest its nuclear assets but it had informed the Massachusetts Department of Telecommunications and Energy that it would do so by January 1, 2004. Management believes that an earlier auction would allow NU to take advantage of the current interest in New England nuclear plants and to resolve the uncertainty for its employees, customers and shareholders over the timing of the ultimate sale.

The details of the proposed auction process currently are under development. Management expects the auction process will begin with the filing, in November 1999, of a divestiture plan with the Connecticut Department of Public Utilities Control (DPUC). Under terms of the deregulation legislation, the DPUC will engage an independent consultant to conduct the auction process. The final transfer of their Millstone assets is expected to occur sometime in 2001.

The auction will include CL&P's 81% share of Millstone Unit 2, and its 53 percent share of Millstone Unit 3, as well as WMECO's 19 percent and 12 percent interests respectively in these units. In addition, when a pending settlement between NU/Public Service Company of New Hampshire (PSNH) and the State of New Hampshire is approved, it is expected that PSNH's 2.95 percent share of Millstone Unit 3 also will be included. CL&P and WMECO will also be proposing that Millstone Unit 1, currently being decommissioned, be included in the auction. CL&P's, WMECO's and PSNH's net book investment in the three Millstone units as of December 31, 1998 are $1.750 billion, $365 million and $83.3 million, respectively.

The 36 percent share of the Seabrook Nuclear Station in New Hampshire owned by NU's subsidiary North Atlantic Energy Corporation also will be put up for public auction; however, no date will be set for that auction, at least until final approval is received for the settlement agreement between NU/PSNH and the State of New Hampshire. Once that agreement is approved, NU anticipates that CL&P's 4.06 percent share of Seabrook will also be sold in the auction.

	For more information regarding this matter, see NU's quarterly reports on Form 10-Q for the quarters ending March 31, 1999 and June 30, 1999 and
NU's 1998 Annual Report on Form 10-K.




                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                    NORTHEAST UTILITIES
                                    -------------------
                                        Registrant




Date  SEPTEMBER 23, 1999           By /s/ David R. McHale
     -------------------          ------------------------------------
                                   David R. McHale
                                   Vice President and Treasurer